                                                                 Exhibit 10 (d)

                     FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

         This FIFTH  AMENDMENT  TO  EMPLOYMENT  AGREEMENT  is by and among Home
Federal  Savings  Bank,  an  Indiana  commercial  bank ("Employer"),  John K.
Keach,  Jr., a resident of  Bartholomew  County,  Indiana  ("Employee"),  and
Home Federal  Bancorp,  an Indiana corporation (the "Holding Company").

                              W I T N E S S E T H:

         WHEREAS, Employer and Employee entered into an Employment Agreement dated as of October 15, 1987 (the "Employment Agreement");

         WHEREAS, Employer and Employee entered into a First, Second, Third and
Fourth Amendment to such Employment Agreement prior to the date hereof;

         WHEREAS, the parties desire to make certain additional changes to the
Employment Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties agree that the Employment Agreement shall be, and it hereby is, amended as follows:

       3. The last sentence of Section 8(B) shall be amended to read as follows:

                  "For purposes of this Agreement, a "Change of Control" shall mean an "acquisition of control" of the Holding Company or of
                  Employer within the meaning of 12 C.F.R. ss.225.41(c) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Holding Company or any of its
                  subsidiaries)."

       4. Section 13 shall be amended to read in its entirety as follows:

                  "13. All obligations under this Agreement may be terminated except to the extent determined that the continuation of the
                  Agreement is necessary for the continued operation of
                  Employer: (i) by the Director of the Indiana Department of
                  Financial Institutions, or his or her designee (the
                  "Director"), at the time the Federal Deposit Insurance
                  Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in
                  Section 13(c) of the Federal Deposit Insurance Act; or (ii) by
                  the Director at the time the Director approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such
                  action."

         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the 30th day of April, 2002.

                                        HOME FEDERAL SAVINGS BANK

                                        By:   /s/ Lawrence E. Welker
                                        Lawrence E. Welker, Executive
                                        Vice President and Chief Financial
                                        Officer

                                        "EMPLOYER"

                                        HOME FEDERAL BANCORP

                                        By: /s/ Lawrence E. Welker
                                        Lawrence E. Welker, Executive
                                        Vice President and Chief Financial
                                        Officer

                                        "HOLDING COMPANY"

                                         /s/ John K. Keach, Jr.
                                        John K. Keach, Jr.

                                        "EMPLOYEE"